Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 27, 2003 relating to the financial statements of American Superconductor Corporation, which appears in Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-108347) filed by American Superconductor Corporation with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated June 27, 2003 relating to the financial statement schedule, which appears in American Superconductor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 2, 2003